Exhibit 99.1

Nara Bancorp Reports $0.32 Earnings Per Diluted Share for Fourth Quarter 2007

LOS ANGELES--(BUSINESS WIRE)--Nara Bancorp, Inc. (the “Company”) (NASDAQ: NARA), the holding company of Nara Bank (the “Bank”), reported net income of $8.3 million, or $0.32 per diluted share, for fourth quarter 2007, compared to $9.4 million, or $0.35 per diluted share, for fourth quarter 2006.

Min Kim, President and Chief Executive Officer, said, “We continue to experience pressure on our net interest margin, which is presenting a significant challenge to generating earnings growth. We also believe that slowing economic conditions are beginning to have a more pronounced impact on loan demand and credit quality. We are experiencing higher levels of delinquencies, but due to our strong collateral and proactive management of problem credits, we believe our losses will be manageable. Given the challenging environment, we are highly focused on maintaining our strong capital ratios. We believe our excess capital will allow us to effectively manage our business if a prolonged economic slowdown occurs, while also positioning the Company to capitalize on attractive opportunities that can enhance long-term value for shareholders.”

Fourth Quarter Financial Highlights (2007 vs. 2006):

  Net interest income increased 4% to $25.1 million
  Net interest margin of 4.43% compared to 5.10%
  Non-interest income increased 10% to $6.0 million
  Non-interest expense increased 2% to $13.9 million
  Net loans receivable increased 17% to $1.99 billion
  Deposits increased 7% to $1.83 billion
  Non-performing assets to total assets of 0.72% compared to 0.17%

Operating Results for Fourth Quarter 2007

Net Interest Income and Net Interest Margin. Fourth quarter 2007 net interest income before provision for loan losses increased 4% to $25.1 million from $24.2 million for fourth quarter 2006. The improvement was attributable to a $12.9 million, or 3%, increase in net average interest-earning assets (average interest-earning assets minus average interest-bearing liabilities), which more than offset the 48 basis point decline in the net interest spread (yield on average interest-earning assets minus cost of average interest-earning liabilities). The resulting fourth quarter net interest margin (net interest income divided by average interest-earning assets) decreased 67 basis points to 4.43% from 5.10%.

Interest income on securities increased by $945 thousand, comparing fourth quarter 2007 to fourth quarter 2006. The yield on securities increased 57 basis points to 5.26% during fourth quarter 2007, compared to fourth quarter 2006, and the average balance of securities increased by $52.0 million for those same periods. The decline in market rates enabled the Company to sell lower-yielding securities at little or no loss and invest in higher-yielding securities.

The weighted average yield on the loan portfolio for fourth quarter 2007 decreased 66 basis points to 8.55% from 9.21% for the same period last year. The decline was the result of an increase in the percentage of fixed-rate loans in the loan portfolio that have lower yields, as borrowers migrated to fixed-rate loans offered at lower interest rates than the interest rates offered for adjustable rate loans during 2006 and 2007. In addition, the 100 basis point rate cut by the Federal Reserve Board during the last four months of 2007 had a negative impact on the net interest margin for fourth quarter 2007. The Company’s adjustable rate loans repriced downward immediately with each rate cut, while its deposit liabilities repriced more slowly due to competition for deposits and tightened liquidity in the financial markets.

Since September 18, 2007, the Federal Reserve Board has cut the Fed funds rate by 175 basis points, which has caused a repricing of the Company’s adjustable rate loan portfolio by the same margin. However, the Company’s fixed rate portfolio yield has remained stable. The weighted average spot yield on the adjustable rate loan portfolio at December 31, 2007 and 2006 was 8.34% and 9.31%, respectively, a 97 basis point decline. The weighted average spot rate on the fixed rate portfolio at December 31, 2007 and 2006 was 7.71% and 7.68%, respectively, a 3 basis point increase. At December 31, 2007, 52% of the loan portfolio consisted of fixed-rate loans, compared to 39% at December 31, 2006.

The weighted average cost of deposits for fourth quarter 2007 increased 17 basis points to 3.85% from 3.68% for the same period last year. The increase in the cost of deposits was partially attributable to the decrease in the average balance of non-interest bearing demand deposits. At December 31, 2007, non-interest bearing demand deposits accounted for 19.9% of total deposits, compared to 23.8% of total deposits at December 31, 2006. The cost of the interest-bearing demand deposits, primarily money market accounts, increased 39 basis points to 4.12% for fourth quarter 2007 from 3.73% for fourth quarter of 2006. The increase was due to higher interest rates offered on new money market accounts opened in late 2006 and early 2007 before the rate cuts by the Federal Reserve Board.

The cost of time deposits decreased 11 basis points to 5.11% for fourth quarter 2007 from 5.22% for fourth quarter 2006, primarily due to rate adjustments to reflect the decrease in market interest rates. Wholesale deposits, consisting of brokered and State Treasurer deposits, reprice more in line with the LIBOR and Treasury markets, respectively, and have therefore declined faster than retail CD rates, contributing to the decline in the overall cost of time deposits for the Company.

The weighted average cost of other borrowings for fourth quarter 2007 decreased 141 basis points to 4.87% from 6.28% for fourth quarter 2006. The reduction in the weighted average cost of borrowings is primarily attributable to lower rates on FHLB advances and trust preferred securities. The weighted average cost for FHLB advances was 4.32% for fourth quarter 2007, compared to 5.00% for fourth quarter 2006, and the average cost of trust preferred securities was 8.89% for fourth quarter 2007, compared to 9.30% for fourth quarter 2006.

Sequentially, fourth quarter 2007 net interest income before provision for loan losses, as compared with third quarter 2007, remained level at $25.1 million. Although the net interest margin declined linked quarter, the volume effect of higher net earning assets was able to offset the margin decline.

Compared to third quarter 2007, the cost of total deposits decreased 9 basis points to 3.85% from 3.94%, reflecting the impact of interest rate reductions by the Federal Reserve Board. As time deposits matured in the fourth quarter, approximately 76% were renewed at lower rates. The cost of time deposits was 5.11% for fourth quarter 2007, 18 basis points lower than third quarter 2007. At December 31, 2007, the weighted average spot rate for time deposits was 4.96%, compared to 5.20% at September 30, 2007, a decline of 24 basis points. The 75 basis point rate cut by the Federal Reserve Board on January 22, 2008 will translate into lower rates being offered on CD and money market accounts. This will be tempered, however, by the continued strong competition for deposits.

Prepayment penalty income for fourth quarter 2007, third quarter 2007 and fourth quarter 2006 was $560 thousand, $654 thousand, and $553 thousand, respectively. Excluding the effect of prepayment penalty income, the net interest margin for fourth quarter 2007, third quarter 2007, and fourth quarter 2006 was 4.33%, 4.55%, and 4.99%, respectively.

Non-interest Income. Fourth quarter 2007 non-interest income was higher by $521 thousand, or 10%, compared to fourth quarter 2006. Service fees on deposits increased $324 thousand, or 21% to $1.9 million during fourth quarter 2007, compared to $1.6 million during fourth quarter 2006. The increase is due to a new fee structure that was put in place for certain deposit accounts during 2007.

Net gains on sales of SBA and other loans decreased $675 thousand, or 29% to $1.7 million during fourth quarter 2007, compared to $2.4 million during fourth quarter 2006. The decline was primarily attributable to a lower net gain on sales of SBA loans. Despite the increase in volume of SBA loans sold during fourth quarter 2007 compared to fourth quarter 2006, net gains on sales of SBA loans decreased $503 thousand, or 46%, to $588 thousand for fourth quarter 2007 from $1.1 million for fourth quarter 2006. SBA loans sold in fourth quarter 2007 and 2006 were $24.9 million and $19.4 million, respectively. The decrease in net gains was primarily due to a 231 basis point decrease in the average premium on sale of SBA loans. The average premium on SBA loans sold decreased to 5.23% during fourth quarter 2007, compared to 7.54% during fourth quarter 2006 due primarily to investor expectation of higher prepayments. Other loans sold in fourth quarter 2007 and 2006, consisted of commercial real estate loans of $29.8 million and $31.9 million, respectively, and generated gains of $1.1 million and $1.3 million.

Other income increased $940 thousand, or 65% due to a non-recurring write-down of fixed assets taken in 2006, increase in income from interest rate swaps, and increases in loan servicing fee and BOLI income in 2007.

On a sequential quarter basis, non-interest income increased 1%. Net gains on sales of SBA and other loans decreased 22% to $1.7 million during fourth quarter 2007, compared to $2.2 million during third quarter 2007. Net gains on sales of SBA loans decreased by $1.1 million or 65%, primarily due to a decrease in SBA loans sold to $24.9 million during fourth quarter 2007 from $43.1 during third quarter 2007, and a 95 basis points decrease in the gross premium received. Net gains on sale of other loans increased by $582 thousand, or 112%, to $1.1 million during fourth quarter 2007, compared to $518 thousand during third quarter 2007.

Non-interest Expense. Fourth quarter non-interest expense was $13.9 million, an increase of $209 thousand, or 2%, compared to fourth quarter 2006. Salaries and employee benefits expense increased $837 thousand, or 12% over the same quarter of the prior year, primarily due to higher salaries and bonuses paid to be competitive. Professional fees decreased by $284 thousand, or 43%, compared to the same quarter of the prior year due to a decrease in legal fees. Advertising and marketing related expenses decreased $264 thousand, or 40% compared to the same quarter of the prior year, as higher expenses were incurred in the 2006 quarter for a deposit and branding campaign.

On a sequential quarter basis, non-interest expense in fourth quarter 2007 decreased $729 thousand, or 5%, to $13.9 million from $14.6 million in third quarter 2007. Salaries and employee benefits increased $396 thousand, or 5%, primarily due to an increase in the number of employees. Professional fees decreased $162 thousand, or 30%, primarily due to higher legal fees incurred during the third quarter of 2007 related to an arbitration matter with a former CEO, which was settled during third quarter 2007. Other expenses decreased $989 thousand, or 37%, primarily due to the payment of $668 thousand during the third quarter as part of the arbitration settlement.

Income Taxes. The effective tax rate was 38.6% for fourth quarter 2007 compared to 41.0% for third quarter 2007 and 36.2% for fourth quarter 2006. The lower tax rate during fourth quarter 2007 was primarily due to increases in certain tax credits. During fourth quarter 2006, certain tax contingencies were resolved resulting in a reduction in deferred tax liabilities and a credit to tax expense of approximately $772 thousand.

Balance Sheet Summary

At December 31, 2007 total assets were $2.42 billion, compared to $2.34 billion at September 30, 2007, an increase of 13% (annualized).

Gross loans receivable were $2.01 billion at December 31, 2007, an increase of 10% (annualized) from the $1.96 billion at September 30, 2007. New loan production was $189 million during fourth quarter 2007, compared to $245 million during third quarter 2007, and $194 million during fourth quarter 2006. Loan pay-offs during fourth quarter 2007, third quarter 2007, and fourth quarter 2006 were $76 million, $85 million, and $89 million, respectively.

SBA loan originations were $29.0 million during fourth quarter 2007 compared to $58.5 million during third quarter 2007, and $39.2 million during fourth quarter 2006. Sales of SBA loans during fourth quarter 2007 were $24.9 million, compared to $43.1 million during third quarter 2007, and $19.4 million during fourth quarter 2006.

Total deposits were $1.83 billion at December 31, 2007, an increase of 4% (annualized) from $1.81 billion at September 30, 2007. Money market deposits decreased $5 million, or 8% (annualized). Retail CDs declined by $8 million or 4% (annualized), while State Treasurer and brokered deposits increased by $45 million, or 76% (annualized). Total CDs increased $35 million, or 14% (annualized) since September 30, 2007. The decline in retail CDs is reflective of customer sensitivity to the reduction of CD rates and the willingness of other institutions in the Bank’s marketplace to pay higher rates.

FHLB advances were $297.0 million at December 31, 2007, compared to $240.0 million at September 30, 2007. The Company has continued to use FHLB advances to fund loans and investments as an alternative to retail deposits. The weighted average cost of FHLB advances was 4.32% during fourth quarter 2007, compared to 4.47% during third quarter of 2007, and 5.00% during fourth quarter of 2006.

Asset Quality

The Company recorded a provision for loan losses of $3.7 million in fourth quarter 2007, compared to $1.6 million in third quarter 2007 and $1.4 million in the same period of the prior year. The increase in provision for loan losses primarily reflects the year over year increase in the level of net charge-offs and providing for loan growth.

Net loan charge-offs during fourth quarter 2007 were $3.0 million, or 0.61% of average loans on an annualized basis, compared to $1.2 million during third quarter 2007, or 0.25% of average loans on an annualized basis, and $1.2 million during fourth quarter 2006, or 0.27% of average loans on an annualized basis. The increase in net loan charge-offs is primarily attributable to one commercial loan relationship aggregating $5.0 million, collateralized by wholesale and retail business assets. The borrower has experienced a severe adverse impact on his business as a result of misappropriation of funds by employees. The borrower has been cooperative in providing additional collateral and liquidating assets to reduce the loan balance, but the Company determined that a charge-off of $1.5 million was prudent. The Company has placed the remaining $3.5 million portion of the loan on non-accrual status.

Non-performing assets at December 31, 2007 were $17.4 million, or 0.72% of total assets compared to $6.1 million, or 0.26% of total assets, at September 30, 2007, and $3.6 million, or 0.17% of total assets, at December 31, 2006.

Non-performing loans at December 31, 2007 were $16.6 million, or 0.83% of total loans, compared to $5.5 million, or 0.28% of total loans, at September 30, 2007, and $3.3 million, or 0.19% of total loans at December 31, 2006. The $11.1 million increase in non-performing loans from third quarter 2007 was primarily due to two loans placed on non-accrual status during the fourth quarter. One commercial real estate loan for $7.5 million, collateralized by a car wash, has been affected by a dispute between co-owners of the property over a buyout agreement. Both owners have indicated their intent to bring the loan current once the dispute is resolved. The underlying business is performing well and is generating sufficient cash flow to service the debt. In the meantime, to protect its interests, the Company has initiated foreclosure on the property and no loss is anticipated. The second loan relationship is the $3.5 million remaining balance of the loan mentioned above, for which the Company recorded a $1.5 million charge-off.

Total delinquencies were $34.7 million at December 31, 2007, up from $10.0 million at September 30, 2007, and $9.0 million at December 31, 2006. The increase in delinquencies of $24.7 million from third quarter 2007 was primarily due to the two non-performing loans mentioned above totaling $11.0 million and six commercial real estate loans totaling $12.2 million. Three of the commercial real estate loans, totaling $7.8 million, are expected to be brought current this month. The three other commercial real estate loans total $4.4 million, and the borrowers have listed the respective underlying collateral properties for sale or are in the process of refinancing.

The allowance for loan losses at December 31, 2007 was $20.0 million, or 1.00% of gross loans receivable, compared to $19.4 million, or 0.99% of gross loans receivable, at September 30, 2007, and $19.1 million, or 1.11% of gross loans receivable at December 31, 2006. The allowance to non-performing loans was 121%, 354% and 584% at December 31, 2007, September 30, 2007, and December 31, 2006, respectively. The decrease in the ratio was due to the two loans placed on non-accrual status during the fourth quarter totaling $11.0 million. Due to the low probability of loss, resolution of these loans should restore the ratio to a higher level.

Performance Ratios

The annualized return on average equity (ROE) for fourth quarter 2007 was 15.24%, compared to 16.85% for third quarter 2007 and 20.56% for fourth quarter 2006.

The annualized return on average assets (ROA) for fourth quarter 2007 was 1.40%, compared to 1.56% for third quarter 2007 and 1.88% for fourth quarter 2006.

The efficiency ratio for fourth quarter 2007 was 44.56%, compared to 47.01% for third quarter 2007 and 46.01% for fourth quarter 2006. The improvement in the efficiency ratio over third quarter 2007 was due to the decrease in overhead expenses during fourth quarter 2007. During third quarter 2007, non-recurring expenses of $668 thousand were incurred as a result of the arbitration payment made to a former CEO.

Capital

At December 31, 2007, the Company continued to exceed the regulatory capital requirements to be classified as a “Well-Capitalized.” The Leverage Ratio was 10.76% compared to 10.98% September 30, 2007 and 11.19% at December 31, 2006. The Total Risk-based Capital Ratio was 12.77%, compared to 12.60% at September 30, 2007 and 13.22% at December 31, 2006.

Earnings Outlook

For the full year 2008, Nara Bancorp expects fully diluted earnings per share to range between $1.11 and $1.15.

Commenting on the outlook, Ms. Kim said, “We believe that the economic and interest rate environment will continue to present significant challenges in 2008. Our strategic priorities in 2008 include enhancing our balance sheet flexibility by more closely matching asset and deposit growth, tightly controlling expenses, aggressively managing the loan portfolio to minimize credit losses, and maintaining our strong capital position. We believe that our success in these areas will allow the Bank to prosper when economic conditions become more favorable.”

Conference Call and Webcast

A conference call with simultaneous webcast to discuss the Company’s fourth quarter 2007 financial results will be held tomorrow, January 29, 2008 at 9:30 a.m. Pacific / 12:30 p.m. Eastern. Interested participants and investors may access the conference call by dialing 866-706-7745 (domestic) or 617-614-3472 (international), passcode 84191815. There will also be a live webcast of the call available at the Investor Relations section of Nara Bank’s web site at www.narabank.com.

After the live webcast, a replay will remain available in the Investor Relations section of Nara Bancorp’s web site. A replay of the call will be available at 888-286-8010 (domestic) or 617-801-6888 (international) through February 5, 2008; the passcode is 25932779.

About Nara Bancorp, Inc.

Nara Bancorp, Inc. is the parent company of Nara Bank, which was founded in 1989. Nara Bank is a full-service community bank headquartered in Los Angeles, with 19 branches and 8 loan production offices in the United States. Nara Bank operates full-service branches in California and New York, with loan production offices in California, Washington, Texas, Georgia, Nevada, New Jersey, and Virginia. Nara Bank was founded specifically to serve the needs of Korean-Americans, one of the fastest-growing Asian ethnic communities over the past decade. Presently, Nara Bank serves a diverse group of customers mirroring its communities. Nara Bank specializes in core business banking products for small and medium-sized companies, with emphasis in commercial real estate and business lending, SBA lending and international trade financing. Nara Bank is a member of the FDIC and is an Equal Opportunity Lender. For more information on Nara Bank, visit our website at www.narabank.com. Nara Bancorp, Inc. stock is listed on NASDAQ under the symbol "NARA."

Forward-Looking Statements

This press release contains forward-looking statements including statements about future operations and projected full-year financial results that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements, including, but not limited to economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, and pricing. Readers should carefully review the risk factors and the information that could materially affect the Company’s financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussion of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

Nara Bancorp, Inc.
Consolidated Statements of Financial Condition
Unaudited (Dollars in Thousands)

Assets	12/31/2007	9/30/2007	% change	12/31/2006	% change

Cash and due from banks	$ 40,147	$ 27,936	44%	$ 36,300	11%
Federal funds sold	9,000	2,000	350%	44,500	-80%
Securities available for sale, at fair value	258,773	237,626	9%	162,851	59%
Securities held to maturity, at amortized cost (fair value: December 31, 2007 - $0; September 30, 2007 - $0; December 31, 2006 - $1,002)	-	-	-	1,000	-100%
Federal Home Loan Bank and Federal Reserve Bank stock	17,694	14,055	26%	9,758	81%
Loans held for sale, at the lower of cost or market	12,304	20,626	-40%	15,162	-19%
Loans receivable	2,008,729	1,958,693	3%	1,714,865	17%
Allowance for loan losses	(20,035)	(19,431)	3%	(19,112)	5%
Net loans receivable	1,988,694	1,939,262	3%	1,695,753	17%
Accrued interest receivable	9,348	10,257	-9%	8,974	4%
Premises and equipment, net	11,254	11,476	-2%	11,941	-6%
Cash surrender value of life insurance	22,908	22,695	1%	15,113	52%
Goodwill	2,347	2,347	0%	2,347	0%
Other intangible assets, net	2,242	2,406	-7%	2,899	-23%
Other assets	48,675	53,813	-10%	40,387	21%
Total assets	$ 2,423,386	$ 2,344,499	3%	$ 2,046,985	18%

Liabilities

Deposits	$ 1,833,346	$ 1,814,463	1%	$ 1,712,235	7%
Borrowings from the Federal Home Loan Bank	297,000	240,000	24%	76,000	291%
Subordinated debentures	39,268	39,268	0%	39,268	0%
Accrued interest payable	10,481	11,445	-8%	8,258	27%
Other liabilities	21,135	26,696	-21%	24,597	-14%
Total liabilities	2,201,230	2,131,872	3%	1,860,358	18%

Stockholders' Equity

Common stock, $0.001 par value; authorized, 40,000,000 shares; issued and outstanding, 26,193,672, 26,193,672 and 26,107,672 shares at December 31, 2007, September 30, 2007 and December 31, 2006, respectively	$ 26	$ 26	0%	$ 26	0%
Capital surplus	79,974	79,596	0%	77,939	3%
Retained earnings	142,467	134,874	6%	111,978	27%
Accumulated other comprehensive income (loss), net	(311)	(1,869)	-83%	(3,316)	-91%
Total stockholders' equity	222,156	212,627	4%	186,627	19%

Total liabilities and stockholders' equity	$ 2,423,386	$ 2,344,499	3%	$ 2,046,985	18%
Nara Bancorp, Inc.
Consolidated Statements of Income
Unaudited (Dollars in Thousands, Except for Per Share Data)

	Three Months Ended,					Twelve Months Ended at December 31,
	12/31/2007	9/30/2007	% change	12/31/2006	% change	2007	2006	% change

Interest income:
Interest and fees on loans	$ 42,878	$ 42,752	0%	$ 38,950	10%	$ 164,163	$ 144,349	14%
Interest on securities	3,096	2,613	18%	2,151	44%	9,867	8,435	17%
Interest on federal funds sold and other investments	365	201	82%	324	13%	1,743	3,047	-43%
Total interest income	46,339	45,566	2%	41,425	12%	175,773	155,831	13%

Interest expense:
Interest on deposits	17,432	17,613	-1%	15,245	14%	68,247	55,557	23%
Interest on other borrowings	3,782	2,818	34%	1,963	93%	10,321	5,659	82%
Total interest expense	21,214	20,431	4%	17,208	23%	78,568	61,216	28%

Net interest income before provision for loan losses	25,125	25,135	0%	24,217	4%	97,205	94,615	3%
Provision for loan losses	3,650	1,550	135%	1,362	168%	7,530	3,754	101%
Net interest income after provision for loan losses	21,475	23,585	-9%	22,855	-6%	89,675	90,861	-1%

Non-interest income:
Service fees on deposit accounts	1,877	1,841	2%	1,553	21%	7,023	6,081	15%
Net gains on sales of SBA and other loans	1,688	2,177	-22%	2,363	-29%	7,576	6,098	24%
Net gains on sales of securities available-for-sale	24	-	0%	92	-74%	27	92	-71%
Other income and fees	2,379	1,872	27%	1,439	65%	7,947	6,998	14%
Total non-interest income	5,968	5,890	1%	5,447	10%	22,573	19,269	17%

Non-interest expense:
Salaries and employee benefits	7,694	7,298	5%	6,857	12%	28,429	27,097	5%
Occupancy	2,167	2,155	1%	2,087	4%	8,506	7,814	9%
Furniture and equipment	716	699	2%	639	12%	2,724	2,269	20%
Advertising and marketing	391	456	-14%	655	-40%	1,993	2,352	-15%
Data processing and communications	860	798	8%	781	10%	3,482	3,781	-8%
Professional fees	379	541	-30%	663	-43%	2,815	2,938	-4%
Other	1,649	2,638	-37%	1,965	-16%	8,501	7,676	11%
Total non-interest expense	13,856	14,585	-5%	13,647	2%	56,450	53,927	5%
Income before income taxes	13,587	14,890	-9%	14,655	-7%	55,798	56,203	-1%
Income taxes	5,248	6,108	-14%	5,298	-1%	22,599	22,397	1%
Net Income	$ 8,339	$ 8,782	-5%	$ 9,357	-11%	$ 33,199	$ 33,806	-2%

Earnings Per Share:
Basic	$ 0.32	$ 0.34		$ 0.36		$ 1.27	$ 1.31
Diluted	$ 0.32	$ 0.33		$ 0.35		$ 1.25	$ 1.28

Average Shares Outstanding
Basic	26,193,672	26,189,368		26,103,639		26,168,176	25,786,700
Diluted	26,467,109	26,497,773		26,533,757		26,503,633	26,317,408
Nara Bancorp, Inc.
Supplemental Data
Unaudited (Dollars in Thousands, Except for Per Share Data)

	(Annualized) At or for the Three Months Ended,					At or for the Twelve Months Ended,
Profitability measures:	12/31/2007	9/30/2007	12/31/2006			12/31/2007	12/31/2006
ROA	1.40%	1.56%	1.88%			1.50%	1.75%
ROE	15.24%	16.85%	20.56%			16.21%	20.34%
Net interest margin, including loan prepayment fee income	4.43%	4.67%	5.10%			4.60%	5.14%
Net interest margin, excluding loan prepayment fee income	4.33%	4.55%	4.99%			4.51%	5.05%
Efficiency ratio	44.56%	47.01%	46.01%			47.13%	47.35%

Yield on loan portfolio	8.55%	8.87%	9.21%			8.73%	9.06%
Cost of total deposits	3.85%	3.94%	3.68%			3.85%	3.38%
Primary interest spread	4.70%	4.93%	5.53%			4.88%	5.68%

Yield on Investment Securities	5.26%	4.98%	4.69%			4.95%	4.55%

Yield on interest-earning assets	8.16%	8.47%	8.73%			8.32%	8.47%
Cost of interest-bearing liabilities	4.82%	5.00%	4.91%			4.91%	4.51%
Net interest spread	3.34%	3.47%	3.82%			3.41%	3.96%

Cost of funds	4.00%	4.08%	3.87%			3.99%	3.54%
Net interest spread (including effect of non-interest bearing demand deposits)	4.16%	4.39%	4.86%			4.33%	4.93%

Cost of interest-bearing deposits	4.81%	4.96%	4.78%			4.87%	4.37%
Cost of jumbo deposits	5.15%	5.35%	5.27%			5.27%	4.86%
Cost of time deposits	5.11%	5.29%	5.22%			5.22%	4.80%
Cost of FHLB advances	4.32%	4.47%	5.00%			4.33%	4.72%
Cost of other borrowings	4.87%	5.22%	6.28%			5.19%	6.57%

	For the Three Months Ended					For the Twelve Months Ended
	12/31/2007	9/30/2007	% change	12/31/2006	% change	12/31/2007	12/31/2006	% change
AVERAGE BALANCES
Gross loans, includes loans held for sale	$2,007,151	$1,928,293	4%	$1,691,340	19%	1,879,457	1,593,453	18%
Interest-earning assets	2,270,770	2,152,115	6%	1,898,348	20%	2,111,724	1,840,176	15%
Total assets	2,380,679	2,258,958	5%	1,995,194	19%	2,216,513	1,934,913	15%

Interest-bearing deposits	1,450,316	1,419,778	2%	1,276,231	14%	1,400,631	1,271,738	10%
Interest-bearing liabilities	1,760,823	1,635,547	8%	1,401,350	26%	1,599,605	1,357,874	18%
Non-interest-bearing demand deposits	362,976	368,321	-1%	378,703	-4%	371,599	373,789	-1%
Net interest earning-assets	509,947	516,568	-1%	496,998	3%	512,119	482,302	6%
Stockholders' equity	218,846	208,496	5%	182,019	20%	204,863	166,206	23%

LOAN PORTFOLIO COMPOSITION:	12/31/2007	9/30/2007	% change	12/31/2006	% change

Commercial loans	$664,385	$658,298	1%	$565,759	17%
Real estate loans	1,310,994	1,269,092	3%	1,102,072	19%
Consumer and other loans	34,809	33,207	5%	49,201	-29%
Loans outstanding	2,010,188	1,960,597	3%	1,717,032	17%
Unamortized deferred loan fees - net of costs	(1,459)	(1,904)	-23%	(2,167)	-33%
Loans, net of deferred loan fees and costs	2,008,729	1,958,693	3%	1,714,865	17%
Allowance for loan losses	(20,035)	(19,431)	3%	(19,112)	5%
Loan receivable, net	$1,988,694	$1,939,262	3%	$1,695,753	17%
	For the Three Months Ended					For the Twelve Months Ended
ALLOWANCE FOR LOAN LOSSES:	12/31/2007	9/30/2007	% Change	12/31/2006	% Change	12/31/2007	12/31/2006	% Change
Balance at Beginning of Period	$19,431	$19,101	2%	$18,909	3%	$19,112	$17,618	8%
Provision for Loan Losses	3,650	1,550	135%	1,362	168%	7,530	3,754	101%
Recoveries	168	87	93%	108	56%	841	1,401	-40%
Charge Offs	(3,214)	(1,307)	146%	(1,267)	154%	(7,448)	(3,661)	103%
Balance at End of Period	$20,035	$19,431	3%	$19,112	5%	$20,035	$19,112	5%
Net charge-off/Average gross loans (annualized)	0.61%	0.25%		0.27%		0.35%	0.14%

NON-PERFORMING ASSETS	12/31/2007	9/30/2007	12/31/2006
Delinquent Loans 90 days or more on Non-Accrual Status	$16,592	$5,491	$3,271
Delinquent Loans 90 days or more on Accrual Status	-	-	-
Total Non-Performing Loans	16,592	5,491	3,271
Other real estate owned	-	-	-
Restructured Loans	765	621	298
Total Non-Performing Assets	$17,357	$6,112	$3,569
Non-Performing Assets/ Total Assets	0.72%	0.26%	0.17%
Non-Performing Loans/Gross Loans	0.83%	0.28%	0.19%
Allowance for loan losses/ Gross Loans	1.00%	0.99%	1.11%
Allowance for loan losses/ Non-Performing Loans	121%	354%	584%

DEPOSIT COMPOSITION	12/31/2007	9/30/2007	% Change	12/31/2006	% Change
Non-interest-bearing demand deposits	$364,518	$370,100	-2%	$407,519	-11%
Money market and other	260,224	266,039	-2%	184,199	41%
Saving deposits	143,020	147,987	-3%	141,611	1%
Time deposits of $100,000 or more	899,980	869,879	3%	768,727	17%
Other time deposits	165,604	160,458	3%	210,179	-21%
Total deposit balances	$1,833,346	$1,814,463	1%	$1,712,235	7%

DEPOSIT COMPOSITION (%)	12/31/2007	9/30/2007	12/31/2006
Non-interest-bearing demand deposits	19.9%	20.4%	23.8%
Money market and other	14.2%	14.7%	10.7%
Saving deposits	7.8%	8.2%	8.3%
Time deposits of $100,000 or more	49.1%	47.9%	44.9%
Other time deposits	9.0%	8.8%	12.3%
Total deposit balances	100.0%	100.0%	100.0%

CAPITAL RATIOS	12/31/2007	9/30/2007	12/31/2006
Total stockholders' equity	$222,156	212,627	$186,627
Tier 1 risk-based capital ratio	11.84%	11.67%	12.17%
Total risk-based capital ratio	12.77%	12.60%	13.22%
Tier 1 leverage ratio	10.76%	10.98%	11.19%
Book value per share	$8.48	$8.12	$7.15
Tangible book value per share	$8.31	$7.94	$6.95
Tangible equity to tangible assets	8.99%	8.88%	8.88%

CONTACT:

Investors and Financial Media:
Financial Relations Board
Tony Rossi, 213-486-6545